Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS FOURTH FISCAL QUARTER AND FISCAL YEAR 2007 RESULTS

—	Q4 Revenues increase to $1.429 Billion, the Highest Level in Six Years; 4.8% increase compared to Prior Year

—	Q4 Sales of Products increase 7.8%, with a 9.5% increase in Converged Voice Applications Revenues and Company Record for IP Telephony Line Shipments

—	Q4 Gross Margin Increased to 47.4%

—	Q4 Cash Flows from Operations Total $228 Million, the Highest Quarterly Cash Flow in Three Years; FY07 Cash Flows from Operations Total $637 Million

—	Q4 GAAP Operating Income was $35 Million; FY07 GAAP Operating Income was $276 Million

—	Q4 Non-GAAP Operating Income[1] was $139 Million; FY07 Non-GAAP Operating Income[1] was $417 Million

—	Q4 GAAP EPS was 8 Cents; FY07 GAAP EPS was 47 Cents

—	Q4 Non-GAAP EPS[1] was 19 Cents; FY07 Non-GAAP EPS[1] was 61 Cents

FOR IMMEDIATE RELEASE: October 18, 2007

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of business communications applications, systems and services, today announced net income of $35 million and earnings per share of 8 cents for the fourth fiscal quarter of 2007 on a U.S. generally accepted accounting principles (GAAP) basis. This compares with net income of $48 million and earnings per share of 10 cents for the fourth fiscal quarter of 2006. Non-GAAP net income1 was $87 million or 19 cents per share compared with non-GAAP net income1 for the fourth fiscal quarter of 2006 of $80 million or 17 cents per share.

Avaya’s fourth fiscal quarter 2007 revenues increased 4.8 percent to $1.429 billion compared to $1.364 billion in the same period last year. The company shipped a record number of IP lines and over one million IP lines for the sixth consecutive quarter. Sales of products increased 7.8 percent, including a 9.5 percent increase in converged voice applications revenues. Services revenues increased 5.4 percent and rental and managed services revenues declined 10.6 percent. U.S. revenues declined by 1.6 percent. The weaker U.S. dollar favorably impacted international regions, and accounted for a $39 million year-over-year revenue increase. EMEA and APAC revenues grew by 10.7 percent and 15.5 percent, respectively. Revenues in the Americas, non-U.S., grew by 25.3 percent.

[1]

Avaya defines non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share as excluding the impact of restructuring charges, acquisition and merger-related charges and certain income tax items. See “Reconciliation of Non-GAAP Financial Measures” accompanying this release.

The company’s gross margin increased to 47.4 percent for the fourth fiscal quarter of 2007 compared to 46.6 percent for the same period last year.

Selling, general and administrative expenses were $39 million higher, and research and development expenses were relatively flat when compared to the same period last year.

The company reported operating income for the fourth fiscal quarter of 2007 of $35 million and non-GAAP operating income1 of $139 million. In the fourth fiscal quarter of 2006, the company reported operating income of $75 million and non-GAAP operating income1 of $137 million. Operating income for the fourth quarter of fiscal 2007 includes $7 million of business restructuring charges and $97 million of merger-related costs, of which $90 million relates to the accelerated vesting of stock options and restricted stock units in connection with the acquisition of Avaya by affiliates of Silver Lake Partners and TPG Capital, two private equity firms. These amounts have been excluded in calculating non-GAAP operating income1 and non-GAAP net income1 for the fourth quarter of fiscal 2007.

Avaya’s effective tax rate was 32.7% for the fourth quarter of fiscal 2007. The provision for income taxes includes $21 million of favorable tax items which have been excluded in calculating non-GAAP net income1.

Avaya generated $228 million in operating cash flow during the fourth fiscal quarter of 2007 compared to $191 million in the fourth fiscal quarter of 2006. Avaya’s cash balance at the end of the fourth quarter of fiscal 2007 was $1.270 billion, compared with $899 million as of September 30, 2006.

Fiscal Year 2007 Results

Revenues for fiscal 2007 were $5.279 billion compared to $5.148 billion last year. The weaker U.S. dollar favorably impacted international regions, and accounted for the revenue increase. The company earned GAAP net income of $218 million and earnings per share of 47 cents for fiscal 2007, compared to net income of $201 million and earnings per share of 43 cents for fiscal 2006. Non-GAAP net income1 was $281 million, or 61 cents per share for fiscal 2007 compared with $241 million, or 49 cents per share for fiscal 2006. Fiscal 2007 GAAP operating income was $276 million compared to $263 million for fiscal 2006. Non-GAAP operating income1 for fiscal 2007 was $417 million compared to $367 million for fiscal 2006. Operating cash flow for fiscal 2007 was $637 million compared to $647 million for fiscal 2006.

Update on Closing of Acquisition of Avaya

Avaya also confirmed today that the acquisition of the company by affiliates of Silver Lake Partners and TPG Capital is scheduled to close by the end of October.

Fourth Quarter Highlights

Since the end of the last quarter, Avaya has announced several customer wins, new offers and awards including:

Bell Canada announced an agreement to standardize on the full portfolio of Avaya IP Telephony solutions. This is the first time Bell Canada has standardized a full product line in over 13 years.

Black & Decker selected Avaya to power the company’s communications. Avaya will help Black & Decker build an IP Telephony-based network for nearly 200 locations with highly diverse needs around the globe. The implementation will help the company improve productivity and customer service, control costs, and support new ways of doing business.

Avaya delivered an IP telephony system to Telemarketing Japan, Inc. (TMJ), one of the major telemarketing outsourcers in Japan. The system allows TMJ to centralize operations and management of their data center, enabling TMJ to increase the overall availability of the system, reduce equipment cost and to develop an infrastructure flexible to business expansion.

As Villanova University, the most wired college in the U.S. (PC Magazine, Dec. 2006), plots its technology future, new intelligent communications networking and applications give it a powerful, flexible foundation to further its vision and provide a wealth of new capabilities today. The new Avaya and Extreme Networks IP telephony network now links 60 buildings on Villanova’s Philadelphia campus. With new intelligent communications capabilities – including converged networking, unified communications and contact center applications – the university now is extending its technology leadership and improving campus safety.

Avaya announced a new solution that provides users of Nokia “E Series” business devices with one number access and advanced enterprise telephony capabilities as they travel across private Wi-Fi and public cellular networks. With a single Voice over IP-enabled mobile device, workers can “handoff” phone calls using dual mode communications, as they travel from inside a company building (Wi-Fi) to the outside environment (cellular) – and vice versa. This provides mobile workers a more convenient and productive way to manage their communications, while giving organizations a more cost-effective way to manage enterprise mobility.

The solution – Avaya one-X Mobile Dual Mode – combines Avaya’s IP-based applications with Nokia E series business devices (Nokia E60, Nokia E61 and Nokia E70 models) to deliver the full benefits of fixed mobile convergence. Calls made to a worker’s deskphone can be received on a Nokia E series business device, ensuring mobile workers remain accessible to customers and colleagues wherever they go.

Avaya debuted new versions of its industry-leading self-service software. The enhancements make it easier and more cost-effective to improve customer service with speech automation, and provide a foundation for using self-service to create faster, more productive business processes. The new products include Avaya Voice Portal 4.0, the company’s flagship self-service software, and Interactive Response 3.0, one of the industry’s most widely-deployed self-service platforms. Also unveiled was the new version of Avaya Dialog Designer 4.0, a tool for developing next-generation speech self-service applications.

Avaya received Frost & Sullivan’s 2007 North American Market Leadership Award for Interactive Voice Response (IVR) based on its leading market share and strategy in IVR solutions. According to Frost & Sullivan’s latest research, Avaya leads the North American IVR market with a 22.7 percent share. The company’s success is led by sales of the Avaya Voice Portal, a software platform that uses Web Services to provide companies with a faster, easier way to deliver speech-enabled self-service across highly distributed enterprises.

Avaya widened its lead in worldwide enterprise IP telephony revenues, according to Synergy Research Group’s 2Q 2007 Enterprise Voice Market Shares Report. With this report, Avaya marks another quarter of leadership in this market, as more businesses around the globe evolve their voice networks to IP telephony. Avaya is a global provider of business communications applications, systems and services.

The report shows Avaya as the #1 vendor in IP telephony revenues as defined by Synergy with 25.4 percent of the global market for the second quarter of 2007. In addition, the report shows that Avaya retained its leadership position in the worldwide overall enterprise telephony market in revenue, with nearly 19 percent of the market in the second quarter of 2007, more than 2 percentage points over its nearest competitor.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding Avaya’s expected performance and outlook for operating results are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•

price and product competition, including from competitors who may offer products and applications similar to those we offer as part of another offering, and from current leaders in information technology which benefit from the convergence of enterprise voice and data networks;

•	rapid or disruptive technological development, including the effects of the technology shift from traditional TDM to IP telephony;

•	dependence on new product development;

•

customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing erosion and cancellations;

•	supply issues related to our outsourced manufacturing operations, logistics, distribution or components;

•	risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors’ decisions regarding their own inventory levels;

•	general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•

the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations and to European economies as a result of a large percentage of our business being conducted in Europe;

•	the ability to successfully integrate acquired companies, which may require significant management time and attention;

•	the ability to attract and retain qualified employees;

•	control of costs and expenses, including difficulties in completing restructuring actions in a timely and efficient manner due to labor laws and required approvals;

•	U.S. and non-U.S. government regulation; and

•	the ability to form and implement alliances.

In addition, we may not be able to complete the proposed sale of the company on the terms summarized in Avaya’s filings with the SEC or on other acceptable terms, or at all, due to a number of factors, including the failure to satisfy customary closing conditions.

For a further list and description of such risks and uncertainties, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Avaya’s filings with the SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available at www.sec.gov. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the company’s results as determined by GAAP, the company has also disclosed non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share in this press release.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and they have limitations in that they do not reflect all amounts associated with Avaya’s results of operations as determined in accordance with GAAP. These measures should only be used in evaluating Avaya’s results of operations together with the corresponding GAAP measures.

Avaya believes that the presentation of non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share, which exclude the impact of restructuring charges, acquisition and merger-related charges and certain income tax items, provides meaningful supplemental information regarding Avaya’s performance. These non-GAAP financial measures also help investors compare Avaya’s financial results for the current quarter to its financial results for prior quarters and the prior fiscal year. In addition, Avaya’s management uses these measures when reviewing the company’s financial results and to further understand the company’s operating performance.

The reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures is included at the end of this press release.

About Avaya

Avaya delivers Intelligent Communications solutions that help companies transform their businesses to achieve marketplace advantage. More than 1 million businesses worldwide, including more than 90 percent of the FORTUNE 500 (R), use Avaya solutions for IP Telephony, Unified Communications, Contact Centers and Communications Enabled Business Processes. Avaya Global Services provides comprehensive service and support for companies, small to large. For more information visit the Avaya Web site: http://www.avaya.com.

Avaya Inc.

Consolidated Statements of Income

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended September 30,		For the twelve months ended September 30,
	2007	2006	2007	2006
REVENUE
Sales of products	$744	$690	$2,628	$2,510
Services	542	514	2,067	2,017
Rental and managed services	143	160	584	621

	1,429	1,364	5,279	5,148

COST
Sales of products	349	312	1,241	1,168
Services	334	349	1,294	1,325
Rental and managed services	68	68	272	265

	751	729	2,807	2,758

GROSS MARGIN	678	635	2,472	2,390

OPERATING EXPENSES
Selling, general and administrative	427	388	1,611	1,595
Research and development	112	110	444	428
Restructuring charges, net	7	62	36	104
Merger-related costs	97	—	105	—

TOTAL OPERATING EXPENSES	643	560	2,196	2,127

OPERATING INCOME	35	75	276	263

Other income, net	17	8	40	24
Interest expense	—	—	(1)	(3)

INCOME BEFORE INCOME TAXES	52	83	315	284

Provision for income taxes	17	35	97	83

NET INCOME	$35	$48	$218	$201

EARNINGS PER SHARE—BASIC	$0.08	$0.11	$0.48	$0.43

EARNINGS PER SHARE—DILUTED	$0.08	$0.10	$0.47	$0.43

Weighted Average Shares Outstanding—Basic	457	454	454	463
Weighted Average Shares Outstanding—Diluted	467	459	461	469

Avaya Inc.

Operating Segments

Revenue and Operating Income

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended September 30, 2006					For the Fiscal Year Ended September 30, 2007
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Global Communications Solutions	$661	$661	$704	$760	$2,786	$682	$698	$686	$804	$2,870
Avaya Global Services	588	577	593	604	2,362	598	596	590	625	2,409
Corporate	—	—	—	—	—	—	—	—	—	—

Total Avaya	$1,249	$1,238	$1,297	$1,364	$5,148	$1,280	$1,294	$1,276	$1,429	$5,279

OPERATING INCOME

	For the Fiscal Year Ended September 30, 2006					For the Fiscal Year Ended September 30, 2007
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Global Communications Solutions	$43	$32	$36	$86	$197	$22	$38	$25	$90	$175
Avaya Global Services	60	41	34	36	171	53	56	63	75	247
Corporate: (A)	4	(20)	(42)	(47)	(105)	15	(13)	(18)	(130)	(146)

Total Avaya	$107	$53	$28	$75	$263	$90	$81	$70	$35	$276

(A)	The segments are managed as two individual businesses and, as a result, include certain allocated costs and expenses of shared services, such as information technology, human resources, legal and finance. At the beginning of each fiscal year, the amount of certain corporate overhead expenses, including targeted annual incentive awards, to be charged to operating segments is determined and fixed for the entire year in the annual plan. The annual incentive award accrual is adjusted quarterly based on actual year to date results and those estimated for the remainder of the year. This adjustment of the annual incentive award accrual, as well as any other over/under absorption of corporate overheads against plan is recorded and reported within the Corporate caption. In addition, certain items such as charges related to restructuring actions, as well as merger-related costs, are not allocated to the operating segments and remain in Corporate. Included in merger-related costs for the fourth quarter of fiscal 2007 is $90 million related to the accelerated vesting of stock options and restricted stock units in connection with the acquisition of Avaya by affiliates of Silver Lake Partners and TPG Capital, two private equity firms.

Avaya Inc.

Condensed Statements of Cash Flows

For the Twelve Months Ended September 30, 2007 and 2006

(Unaudited; Dollars in Millions)

	For the twelve months ended September 30, 2007		For the twelve months ended September 30, 2006
Net cash provided by operating activities	$637		$647
Net cash (used for) investing activities	(360	) (a)	(189	) (a)
Net cash provided by (used for) financing activities	54	(b)	(315	) (b)
Effect of exchange rate changes on cash and cash equivalents	40		6

Net increase in cash and cash equivalents	371		149
Cash and cash equivalents at beginning of the period	899		750

Cash and cash equivalents at end of the period	$1,270		$899

(a)	Includes capital expenditures of $120 and $117 and capitalized software development costs of $93 and $71 for the twelve months ended September 30, 2007 and 2006, respectively.

The twelve months ended September 30, 2007 also include $147 used for the acquisition of Ubiquity and $15 used for the acquisition of Traverse Networks

(b)	The net cash provided by financing activities as of September 30, 2007 includes $115 received from the exercise of stock options.

The twelve months ended September 30, 2007 and 2006 include $94 and $328, respectively, related to the repurchase of Avaya common stock.

Avaya Inc.

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue by Geography

					Fourth Fiscal Quarter
					2007	2006	Mix
4Q06	1Q07	2Q07	3Q07	Dollars in millions			2007	2006	Change
$788	$732	$746	$694	U.S.	$775	$788	54%	58%	$(13)	-2%
				Outside the U.S:
183	186	178	172	Germany	192	183	13%	13%	9	5%
208	203	190	216	EMEA - Europe/Middle East/Africa (Excluding Germany)	241	208	17%	15%	33	16%

391	389	368	388	Total EMEA	433	391	30%	28%	42	11%
110	88	111	116	APAC - Asia Pacific	127	110	9%	8%	17	15%
75	71	69	78	Americas, non-U.S.	94	75	7%	6%	19	25%

576	548	548	582	Total outside the U.S.	654	576	46%	42%	78	14%

$1,364	$1,280	$1,294	$1,276	Total revenue	$1,429	$1,364	100%	100%	$65	5%

Revenue by Type

					Fourth Fiscal Quarter
					2007	2006	Mix
4Q06	1Q07	2Q07	3Q07	Dollars in millions			2007	2006	Change
$690	$619	$639	$626	Sales of products	$744	$690	52%	50%	$54	8%
514	509	509	507	Services (b)	542	514	38%	38%	28	5%
160	152	146	143	Rental and managed services (a), (b)	143	160	10%	12%	(17)	-11%

$1,364	$1,280	$1,294	$1,276	Total revenue	$1,429	$1,364	100%	100%	$65	5%

Sales of Products by Channel

					Fourth Fiscal Quarter
					2007	2006	Mix
4Q06	1Q07	2Q07	3Q07	Dollars in millions			2007	2006	Change
$302	$259	$277	$258	Direct	$332	$302	45%	44%	$30	10%
388	360	362	368	Indirect	412	388	55%	56%	24	6%

$690	$619	$639	$626	Total sales of products	$744	$690	100%	100%	$54	8%

GCS Revenue by Class

					Fourth Fiscal Quarter
					2007	2006	Mix
4Q06	1Q07	2Q07	3Q07	Dollars in millions			2007	2006	Change
$483	$435	$440	$437	Large Communications Systems	$519	$483	64%	64%	$36	7%
96	85	84	74	Small Communications Systems	85	96	11%	13%	(11)	-11%
169	151	162	153	Converged Voice Applications	185	169	23%	22%	16	9%
12	11	12	22	Other	15	12	2%	1%	3	25%

$760	$682	$698	$686	Total revenue - GCS	$804	$760	100%	100%	$44	6%

AGS Revenue by Class

					Fourth Fiscal Quarter
					2007	2006	Mix
4Q06	1Q07	2Q07	3Q07	Dollars in millions			2007	2006	Change
$404	$411	$412	$408	Product Support Services (b)	$416	$404	67%	67%	$12	3%
111	58	97	99	Consulting and Systems Integration (b)	126	111	20%	18%	15	14%
89	89	87	83	Global Managed Services (b)	83	89	13%	15%	(6)	-7%

$604	$598	$596	$590	Total revenue - AGS	$625	$604	100%	100%	$21	3%

(a)	The services portion falls within the global managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.
(b)	Prior year revenue amounts have been reclassified to conform to current period presentation.

Avaya Inc.

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue by Geography

	Twelve Months Ended September 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
U.S.	$2,947	$2,994	56%	58%	$(47)	-2%
Outside the U.S:
Germany	728	733	14%	14%	(5)	-1%
EMEA—Europe/Middle East/Africa
(Excluding Germany)	850	765	16%	15%	85	11%

Total EMEA	1,578	1,498	30%	29%	80	5%
APAC—Ask Pacific	442	383	8%	8%	59	15%
Americas, non-U.S.	312	273	6%	5%	39	14%

Total outside the U.S.	2,332	2,154	44%	42%	178	8%

Total revenue	$5,279	$5,148	100%	100%	$131	3%

Revenue by Type

	Twelve Months Ended September 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Sales of products	$2,628	$2,510	50%	49%	$118	5%
Services (b)	2,067	2,017	39%	39%	50	2%
Rental and managed services (a), (b)	584	621	11%	12%	(37)	-6%

Total revenue	$5,279	$5,148	100%	100%	$131	3%

Sales of Products by Channel

	Twelve Months Ended September 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Direct	$1,126	$1,097	43%	44%	$29	3%
Indirect	1,502	1,413	57%	56%	89	6%

Total sales of products	$2,628	$2,510	100%	100%	$118	5%

GCS Revenue by Class

	Twelve Months Ended September 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Large Communications Systems	$1,831	$1,765	64%	63%	$66	4%
Small Communications Systems	328	370	11%	13%	(42)	-11%
Converged Voice Applications	651	605	23%	22%	46	8%
Other	60	46	2%	2%	14	30%

Total revenue—GCS	$2,870	$2,786	100%	100%	$84	3%

AGS Revenue by Class

	Twelve Months Ended September 30,
			Mix
Dollars in millions	2007	2006	2007	2006	Change
Product Support Services (b)	$1,647	$1,621	68%	69%	$26	2%
Consulting and Systems Integration (b)	420	401	18%	17%	19	5%
Global Managed Services (b)	342	340	14%	14%	2	1%

Total revenue—AGS	$2,409	$2,362	100%	100%	$47	2%

(a)	The services portion falls within the managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.
(b)	Prior year revenue amounts have been reclassified to conform to current period presentation.

Avaya Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited; Dollars and Shares in Millions, except per share amounts)

Operating Income:	For the three months ended September 30, 2007	For the three months ended September 30, 2006
GAAP Operating Income	$35	$75

Items Included in Operating Income:
Restructuring charges, net	(7)	(62)
Merger-related costs	(97)	—

Total Items Included in Operating Income	(104)	(62)

Non-GAAP Operating Income	$139	$137

Net Income:	For the three months ended September 30, 2007	For the three months ended September 30, 2006
GAAP Net Income	$35	$48

Items Included in Net Income:
Restructuring charges, net, after tax	(4)	(43)
Merger-related costs, after tax	(69)	—
Net favorable tax items included in provision for income taxes	21	11

Total Items Included in Net Income	(52)	(32)

Non-GAAP Net Income	$87	$80

Diluted Shares	467	459

Non-GAAP EPS (Non-GAAP Net Income / Diluted Shares)	$0.19	$0.17
GAAP EPS	$0.08	$0.10

Avaya defines non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share as excluding the impact of restructuring charges, acquisition and merger-related charges and certain income tax items.

Avaya Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited; Dollars and Shares in Millions, except per share amounts)

Operating Income:	For the twelve months ended September 30, 2007	For the twelve months ended September 30, 2006
GAAP Operating Income	$276	$263

Items Included in Operating Income:
Restructuring charges, net	(36)	(104)
Merger-related costs	(105)	—

Total Items Included in Operating Income	(141)	(104)

Non-GAAP Operating Income	$417	$367

Net Income:	For the twelve months ended September 30, 2007	For the twelve months ended September 30, 2006
GAAP Net Income	$218	$201

Items Included in Net Income:
Restructuring charges, net, after tax	(23)	(72)
Merger-related costs, after tax	(74)	—
Net favorable tax items included in provision for income taxes	34	32

Total Items Included in Net Income	(63)	(40)

Non-GAAP Net Income	$281	$241

Diluted Shares	461	469

Non-GAAP EPS (Non-GAAP Net Income / Diluted Shares)	$0.61	$0.49
GAAP EPS	$0.47	$0.43

Avaya defines non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share as excluding the impact of restructuring charges, acquisition and merger-related charges and certain income tax items.